Exhibit 10.4

BUSINESS SUBSIDY AGREEMENT

THIS AGREEMENT, made as of the 22nd day of August, 2006, by and between the City of Owatonna, Minnesota (the “City”), a municipal corporation and political subdivision organized and existing under the Constitution and laws of the State of Minnesota and Cybex International, Inc., a corporation organized and existing under the laws of the state of New York (the “Company”),

WITNESSETH:

WHEREAS, pursuant to Minnesota Statutes, sections 469.124 through 469.134, the City has approved Owatonna Development District No. 3 Modification on July 5, 2006 (the “Project”) and has adopted a development program therefore (the “Development Program”); and

WHEREAS, pursuant to the provisions of Minnesota Statutes, sections 469.174 through 469.179 as amended, (the “Tax Increment Act”), the City has created, within the Project, Tax Increment Financing District No. 3-2 (the “District”), and has adopted a tax increment financing plan, for the District, on July 5, 2006, therefore (the “Plan”) which provides for the use of tax increment financing in connection with development within the Project area; and

WHEREAS, First Industrial Development Services, Inc. (the “Developer”) and the City have entered into a Development Agreement dated as of August 22, 2006, (the “Development Agreement”) pursuant to which the Developer has agreed to construct an approximate 340,000 square foot production, warehouse facility on Lot 1, Block 1, And Outlot A, Ebeling Farm Addition, Owatonna Industrial Park (the “Development Property”) for occupancy by the Company; and

WHEREAS, in order to induce the Company to occupy the Development Property, the City has agreed, in the Development Agreement, to finance certain land acquisition and site improvements; and

WHEREAS, Minnesota Statutes, section 116J.993-116J.995, as amended (the “Subsidy Law”), provides that a government agency that provides financial assistance for economic development or job growth purposes must establish job and wage goals to be met by the businesses receiving the assistance; and

WHEREAS, the City and the Company agree to enter into this Business Subsidy Agreement (this “Agreement”) to document their understandings as to the job and wage goals to be met by the Company with respect to its location within the City; and

WHEREAS, the City believes that the development of the Development Property and occupancy thereof, by the Company, and fulfillment of this Agreement are vital and are in the best interests of the City and the health, safety, morals and welfare of residents of the City and in accordance with the public purpose and provisions of the applicable state and local laws and requirements under which the Project has been undertaken and is being assisted.

NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:

(1) The City and the Company recognize and agree that the provision of land acquisition and site improvements to the Development Property is a “business subsidy” under the Subsidy Law, and is subject to the provisions thereof, including without limitation reporting requirements and a five year commitment by the Company to operate the production and warehouse facilities on the Development Property.

(2) In order to satisfy the provisions of the Subsidy Law, the Company acknowledges and agrees that the amount of the business subsidy granted to the Developer under this Agreement will not exceed $1,245,280 which is the estimated cost of the land acquisition, site improvements and related costs.

(3) The City has established Tax Increment Financing District No. 3-2 as an “economic development” district in order to provide the business subsidy to the Developer.

(4) The public purposes of the business subsidy are the creation/retention of employment opportunities and preservation and enhancement of the tax base of the City.

(5) The Company as of the date of this Agreement had 283 full-time equivalent (FTE) employees within the City.

(6) The goals of the business subsidy are:

(i) completion of the production, warehouse facilities and occupancy thereof by the Company for at least five years after the “Benefit Date” of the business subsidy, which is hereby determined to be the date of the Certificate of Occupancy for the completed project from the City; and

(ii) the Company agrees that it will create at least 1 FTE jobs at an hourly wage of at least $11.00 per hour within two years from the Benefit Date and that it shall maintain 283 FTE within the City.

(7) If the goals are not met, the Company agrees to repay all of the business subsidy to the City, plus interest thereon from its date at the implicit price deflator, as defined under Minnesota Statutes, section 275.70, subdivision 2 (“Interest”) accruing from and after the Benefit Date, compounded semiannually. If the goals are met in part, the Company will repay a portion of the business subsidy (plus Interest) determined by multiplying the business subsidy by a fraction, the numerator of which is the number of jobs in the goals which were not created at the wage level set forth above and the denominator of which is 1 (i.e. number of jobs set forth in (6)(ii).

(8) That the proposed development of the production, warehouse facilities on the Development Property would not reasonably be expected to occur solely through private investment within the reasonably foreseeable future.

(9) The Company agrees to continue operations on the Development Property for at least five years after the Benefit Date. Pursuant to Minnesota Statutes, the Company may be authorized to relocate within the five year period if, after a public hearing, the City approves the company’s request to move.

(10) The Company represents that the following are all of the State of Minnesota and “local government agency” financial assistance for the project (other than the assistance hereunder):

None	$0.00
Grantor	Value ($)

(11) The Company represents that it is not in default on the date hereof on any subsidy agreement entered into by the Company under the Subsidy Law.

(12) For purposes of the Subsidy Law, the assistance provided in this Agreement shall be considered to be a forgivable loan to the Developer from the City.

(13) This Agreement is intended to be the “subsidy agreement” required by Minnesota Statutes, section 116J.994, subdivision 3, of the Subsidy Law. In the event that any provision of this Agreement is inconsistent or in conflict with any provision of the Subsidy Law, and in the event that any provision of the Subsidy Law provides additional requirements, the provisions of the Subsidy Law shall apply and govern. In addition to all reporting obligations of the Company under this Agreement, the Company agrees to provide the City with any additional information which may be required in order for the City to comply with its reporting requirements, as they may exist or be amended from time to time, under the Subsidy Law.

(14) Nothing in this Agreement is intended to limit or otherwise amend the other terms of this Agreement. To the extent that provisions in this Agreement are more extensive or restrictive than any related term elsewhere in this Agreement, the provisions hereof shall govern. The above commitment of the Company to operate the Project for at least five years from the Benefit Date is a requirement of the Subsidy Law (subject to procedures therein allowing relaxation or waiver of said requirement) and shall apply and govern.

(15) The Company agrees to:

(i) report its progress on achieving the goals to the City until the goals are met, or the business subsidy is repaid, whichever occurs earlier,

(ii) include in the report the information required in

Minnesota Statutes, section 116J.994, subdivision 7 on forms developed by the Minnesota Department of Trade and Economic Development, and

(iii) send completed reports to the City. The Company agrees to file these reports no later than March 1 of each year commencing March 1, 2007, and within 30 days after the deadline for meeting the goals. The City agrees that if it does not receive the reports, it will mail the Company a warning within one week of the required filing date. If, after 14 days of the postmarked date of the warning, the Company fails to provide a report, the Company agrees to pay to the City a penalty of $100 for each subsequent day until the report is filed up to a maximum of $l,000.

(16) The City represents and warrants that:

(a) The City is a municipal corporation and political subdivision organized and existing under the Constitution and laws of the State of Minnesota;

(b) The City has complied with all provisions of the laws of the State of Minnesota and has full power and authority to create the Project the Development Program, the District and the Plan;

(c) The City is duly authorized to carry out and consummate all transactions contemplated under this Agreement and any and all other agreements relating hereto;

(d) This Agreement constitutes, or upon execution will constitute, a legal, valid and binding agreement of the City enforceable in accordance with its terms; and

(e) There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board, governmental agency or body pending against the City, and the City has no knowledge of any such action, suit, proceeding, or investigation, at law or in equity before or by any court, public board, governmental agency or body in the State, and, to the knowledge of the City, no such action is threatened against the City, in any way contesting or questioning the due organization and lawful existence of the City or the title of any of the officers or members of the City to their offices, or in any way contesting or affecting the validity of the Project, the Development Program, the District or the Plan, or contesting the powers of the City or its authority with respect to the Project, the Development Program, the District, the Plan or this Agreement.

(16) Except as otherwise expressly provided in this Agreement, a notice, demand or other communication under this Agreement by any party to any other shall be sufficiently given or delivered if it is dispatched by registered or certified mail, postage prepaid, return receipt requested, or delivered personally, and

(i) in the case of the Company is addressed to or delivered personally to:

Cybex International, Inc.

151 24th Street S. W.

Owatonna, MN 55060

Attn. Ed Kurzontkowski

(ii) in the case of the City is addressed to or delivered personally to the City at:

City of Owatonna

540 West Hills Circle

Owatonna, Minnesota 55060

Attn: City Administrator

IN WITNESS WHEREOF, the City has caused this Agreement to be duly executed in its name and on its behalf and its seal to be hereunto duly affixed, and the Company has caused this Agreement to be duly executed in its name and on its behalf, on or as of the date first above written.

CYBEX INTERNATIONAL, INC.		CITY OF OWATONNA

By	/s/ Ed Kurzontkowski	By	/s/ Tom Kuntz
Its	Executive V.P. of Operations	Its	Mayor

		By	/s/ Greg Sparks
		Its	City Administrator

STATE OF MINNESOTA	)
): ss
COUNTY OF Steele	)

The foregoing instrument was acknowledged before me this 19th day of July, 2006, by Tom Kuntz and Greg Sparks, the Mayor and the City Administrator, respectively, of Owatonna, a Minnesota political subdivision.

/s/ Diana M. Guese
Notary Public

STATE OF MINNESOTA	)
): ss
COUNTY OF Steele	)

The foregoing instrument was acknowledged before me this 21 day of August, 2006, by Ed Kurzontkowski, Executive Vice President of Operations, Cybex International, Inc.

/s/ Debra Feuring
Notary Public

This is a signature page to the Business Subsidy Agreement dated as of August 21, 2006, by and between the City of Owatonna, Minnesota and Cybex International, Inc.